Exhibit 4.1

Certificate No.

CONVERTIBLE DEBENTURE

OF

IDENTITY REHAB CORPORATION

DUE June     , 2009

ISSUE OF A MAXIMUM OF US$4,000,000 OF

CONVERTIBLE DEBENTURES

OF VARIOUS DENOMINATIONS

No.	Principal Sum US$

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINOIN OF COUNSEL TO THE TRANSFEROR TO SUCH EFFET, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

CONVERTIBLE DEBENTURE

IDENTITY REHAB CORPORATION
(A Company existing under the laws of the State of Colorado)

WHEREAS this Debenture, in the amount of the Principal Sum, is issued to the Holder as part of a private placement of up to US$4,000,000 aggregate amount of convertible debentures being offered by the Company as a series of like debentures;

NOW THEREFORE it is hereby covenanted, agreed and declared as follows:

ARTICLE 1
INTERPRETATION

1.1                                 Definitions.  In this Debenture, including the preamble, unless there is something in the subject matter or context inconsistent therewith and in addition to the terms defined elsewhere herein, the following expressions shall have the following meanings:

(a)                                  “Business Day” means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions are closed in Denver, Colorado;

(b)                                 “Change of Control of the Company” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the effectuation of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of (other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally); (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least 50% of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) acquires more than 50% of the voting equity of the Company; or (e) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations thereunder);

(c)                                  “Common Shares” means the common shares of the Company as such shares were constituted on the date hereof;

(d)                                 “Company” means Identity Rehab Corporation, a corporation formed under the laws of the State of Colorado and its successors and assigns;

(e)                                  “Conversion Date” means the date which is 10 Business Days following receipt by the Company of a Conversion Notice;

(f)                                    “Conversion Notice” has the meaning ascribed to that term in Section 5.1 hereto;

(g)                                 “Conversion Price” means the price per Common Share at which the Principal Sum outstanding under this Debenture shall from time to time be convertible into Common Shares, being US$0.28 per Common Share;

(h)                                 “this Debenture”, the “Debenture”, “herein”, “hereby”, “hereof”, “hereto”, “hereunder” and similar expressions mean or refer to this convertible debenture and any debenture, deed or instrument supplemental or ancillary thereto and any schedules hereto or thereto and not to any particular article, section, subsection, clause, subclause or other portion hereof;

(i)                                     “Equity Conditions” means the following:

1.               The Company shall have converted to Common Shares all Debentures from Holders thereof who have properly requested such conversion;

2.               There will be an effective Registration Statement with respect to the Common Shares underlying the Debentures and any warrants issued by the Company and any Common Shares to be paid as interest hereunder;

3.               The Common Shares are listed for trading on the American Stock Exchange, the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the OTC Bulletin Board (a “Principal Market”);

4.               The Company shall have a sufficient number of authorized but unissued and otherwise unreserved Common Shares to satisfy all potential conversions of Debentures to Common Shares;

5.               The payment of interest in Common Shares has been approved by the Company’s shareholders, if required by the applicable rules of the Principal Market.

(j)                                     “Holder” has the meaning ascribed hereto in Section 2.1 hereto;

(k)                                  “Maturity Date” means June      , 2009;

(l)                                     “Offering” means the offering by the Company of a maximum of US$4,000,000 aggregate Principal Sum of Debentures, issuable in series;

(m)                               “person” means an individual, Company, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative, or any group or combination thereof;

(n)                                 “Share Value” means the product of (a) eighty-five percent and (b) the volume weighted average closing price for the 90 days preceding the date of determination for the Common Shares.

1.2                                 Gender.  Whenever used in this Debenture, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender.

1.3                                 Numbering of Articles, etc.  Unless otherwise stated, a reference herein to a numbered or lettered article, section, subsection, clause, subclause or schedule refers to the article, section, subsection, clause, subclause or schedule bearing that number or letter in this Debenture.

1.4                                 Day not a Business Day.  In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day.  If the payment of any amount is deferred for any period, then such period shall be included for purposes of the computation of any interest payable hereunder.

ARTICLE 2
PROMISE TO PAY

2.1                                 Indebtedness.  The Company, for value received, and in consideration of the premises hereby acknowledges itself indebted and promises and covenants to pay to                              , the registered holder hereof for the time being (the “Holder”):

(a)                                  the principal sum of US$                     (the “Principal Sum”) on the Maturity Date or sooner upon such other date as specified herein at the principal office of the Company;

(b)                                 interest on any monies owing by the Company to the Holder hereunder, all as specifically calculated hereunder; and

(c)                                  all other monies which may be owing by the Company to the Holder pursuant to this Debenture.

ARTICLE 3
INTEREST

3.1                                 Calculation and Payment of Interest, etc.  Beginning June      , 2007, the Company shall pay interest at the rate of 9% per annum simple interest, payable quarterly on the unconverted Principal Sum outstanding from time to time from the date hereof to the date of payment of the Principal Sum.  The Company, at its discretion, may pay such interest in money or in Common Shares at the Share Value for such shares on such quarter-end date; provided, however, that interest may be paid in Common Shares only if the Equity Conditions have been met on such quarter-end date.

3.2                                 Taxation.  The Company shall make all payments of the Principal Sum and interest (including payments on account of a Conversion Notice, a Mandatory Conversion under Section 5.2, and interest on amounts in default) on the Debenture, free and clear of, and without withholding of or deduction for or on account of any present or future taxes, levies, imposts, deductions, charges, withholdings and all related liabilities (“Taxes”) imposed or levied by any taxing authority with jurisdiction over the payment (“Taxing Authority”) unless such Taxes are required to be withheld or deducted by the Company by law or by interpretation or administration thereof, or upon demand of any such Taxing Authority.  The Company shall make any withholdings or deductions in respect of the Taxes required by law or by the interpretation or administration thereof, and shall remit the full amount withheld or deducted to the relevant Taxing Authority in accordance with applicable law and shall provide the Holder with full particulars thereof in writing.  In the event that such withholdings or deductions are so required, or if the Holder of the Debenture shall be obligated to pay any Taxes of or in respect of any payment under the Debenture, then the Company shall pay such additional amounts to the Holder of the Debenture as may be necessary to ensure that the Holder of the Debenture receives a net amount equal to the full amount that it would have been entitled to receive had the payments of Principal Sum and interest been made without such withholdings or deductions, and the Company shall indemnify the Holder to the extent that the Holder does not receive such additional amounts, except that no additional amounts shall be payable with respect to any payment on the Debenture in respect of any Taxes payable in respect of the net income or capital of the Holder of the Debenture.

3.3                                 Overdue Interest.  All interest payable hereunder on becoming overdue shall be forthwith treated, as to the payment of interest thereon, as principal and thereafter shall bear interest calculated at the same rate and in the same manner as if it were principal.  Overdue interest shall be payable forthwith without demand by the Holder.

ARTICLE 4
SERIES OF DEBENTURES

4.1                                 Series.  This Debenture is one of a series of like debentures, except as to principal amount, of the Company issued and to be issued for evidencing a principal sum not exceeding in the aggregate of US$4,000,000 all bearing interest at the rate and in the manner provided in Articles 2 and 3 hereof.  All Debentures of the said series are to rank pari passu without any preference or priority one over another.

ARTICLE 5
CONVERSION OF DEBENTURE

5.1                                 Voluntary Conversion.  The Holder may, at its election, upon surrender (either in person, by mail (postage prepaid) or other means of delivery) of this Debenture along with a completed notice of conversion (the “Conversion Notice”) in the form attached hereto as Schedule “A” at the principal office of the Company at any time prior to the close of business on the Maturity Date, convert the Principal Sum, in whole or in part, into fully paid and non-assessable Common Shares, as presently constituted (without adjustment for interest accrued hereon or for dividends on Common Shares issuable upon conversion).  The Debenture may be converted on or prior to the Maturity Date at a conversion price of US$0.28 per Common Share (as adjusted for share issuances and other similar events) (the “Conversion Price”).  The endorsement of the Conversion Notice by the Holder and the surrender of the Debenture shall be deemed to constitute a contract between the Holder and the Company whereby (i) the Holder subscribes for the number of Common Shares which he shall be entitled to receive upon such conversion, (ii) the Holder releases the Company from all liability thereon or from all liability with respect to the portion of the principal amount thereof to be converted, as the case may be, and (iii) the Company agrees that the surrender of the Debenture for conversion constitutes full payment of the subscription price for the Common Shares issuable on such conversion and to the extent thereof.

5.2                                 Mandatory Conversion.  The Principal Sum shall be converted into Common Shares at the Conversion Price (a “Mandatory Conversion”) on the date (the “Mandatory Conversion Date”) which (i) is ninety (90) days after the effective date of a registration statement registering the Common Shares into which the Principal Sum may be converted pursuant to Section 5.1, (ii) such Common Shares are quoted on a Principal Market, and (iii) the closing price for the Company’s Common Stock exceeds one-hundred-twenty-five percent (125%) of the Conversion Price for thirty (30) consecutive trading days and the average daily trading volume during the same period exceeds sixty-thousand (60,000) shares per day.

5.3                                 Mechanics of Conversion.  As promptly as possible after receipt of the Conversion Notice and the Debenture or the Mandatory Conversion Date, the Company shall issue or cause to be issued and deliver or cause to be delivered to the Holder a certificate or certificates in the name or names of the person or persons specified in the Conversion Notice, if applicable, for the number of Common Shares deliverable upon the conversion of the Debenture. Upon completion of the conversion transaction, the rights of the Holder to receive, in respect of the amount hereof so converted, the Principal Sum and interest thereon, shall cease and the Holder or the other person or persons in whose name or names any certificate or certificates for Common Shares shall be deliverable upon such conversion shall be deemed to have become on such date the holder or holders of record of such Common Shares represented thereby.

Any part of a Debenture may be converted as provided herein and all references herein to the conversion of the Debenture shall be deemed to include conversion of such parts.  If only part of the Principal Sum is converted, the Holder shall promptly surrender such

Debenture to the Company, and the Company shall cancel the same and shall, without charge, forthwith certify and deliver to the Holder a new Debenture or Debentures in an aggregate principal amount equal to the unconverted part of the Principal Sum of the Debenture so surrendered.

5.4                                 No Fractional Common Shares.  Notwithstanding anything herein contained, the Company shall in no case be required to issue fractional Common Shares or to pay any cash adjustment in lieu of any fractional Common Share upon the conversion of the Debenture, provided that any fractional Common Shares of 0.5 or greater shall be rounded up to the next whole number, and any fraction less than 0.5 shall be cancelled.

5.5                                 Reservation of Common Shares.  The Company shall at all times while the Debenture remains convertible into Common Shares as herein provided, reserve and keep available out of its authorized but unissued Common Shares, for the purpose of effecting the conversion of the Debenture, such number of Common Shares as shall from time to time be sufficient to effect the conversion of the Debenture.

ARTICLE 6
REDEMPTION

6.1                                 Mandatory Redemption.  Upon the happening of the first to occur of any of the following events, namely:

(a)                                  a Change in Control of the Company;

(b)                                 the Company’s failure, after becoming subject to the reporting requirements under the Exchange Act, to remain subject to the reporting requirements under the Exchange Act;

(c)                                  the Company’s failure to comply with the reporting requirements under the Exchange Act, which non-compliance continues for more than thirty (30) days; or

(d)                                 the Company’s Common Shares no longer being quoted on the OTC Bulletin Board or listed or quoted on a national exchange,

then upon such event, an amount equal to one-hundred-thirty percent (130%) of the Principal Sum shall forthwith become immediately due and payable to the Holder, anything herein contained to the contrary notwithstanding, and the Company shall forthwith pay to the Holder such amount and all other moneys payable under the provisions hereof and any moneys so received by the Holder shall be applied in the manner provided in Section 8.1.

ARTICLE 7
WAIVER

7.1                                 Waiver.  The Holder may waive any breach of any of the provisions contained in this Debenture or any default by the Company in the observance or performance of any covenant, condition or obligation required to be observed or performed by it under the terms of this Debenture.  No waiver, consent, act or omission by the Holder shall extend to or be taken in any manner whatsoever to affect any other or subsequent breach or default or the rights resulting therefrom and no waiver or consent by the Holder shall bind the Holder unless it is in writing.  The inspection or approval by the Holder of any document or matter or thing done by the Company shall not be deemed to be a warranty or holding out of the adequacy, effectiveness, validity or binding effect of such document, matter or thing or a waiver of the Company’s obligations.

ARTICLE 8
OTHER RIGHTS OF THE HOLDER

8.1                                 No Rights of Set-Off.  The Company acknowledges and agrees that the Principal Sum and the other obligations hereunder shall be paid, satisfied and discharged to the Holder without regard to such dealings as may from time to time occur as between any one or more of the Holder, the Company and any other person and without regard to such equities or rights of set-off or counterclaim which may from time to time exist between any one or more of the Holder, the Company or any other person, and that the Principal Sum and other obligations hereof shall be paid without regard to any equities between the Company and the Holder hereof or any set-off or cross-claims and the receipt of the Holder for the payment of the Principal Sum will be a good discharge to the Company in respect thereof.

8.2                                 No Borrowings and No Payment of Cash Dividends.  Until conversion of the Debentures, the Company shall agree not to effect any other borrowings or pay any cash dividends except with the consent of Holders of a majority of the outstanding Debentures.

8.3                                 No Merger.  Neither the taking of any judgement nor the exercise of any rights hereunder shall operate to extinguish the obligation of the Company to pay the monies under this Debenture and shall not operate as a merger of any covenant in this Debenture, and the acceptance of any payment shall not constitute or create a novation, and the taking of a judgement or judgements under a covenant herein contained shall not operate as a merger of those covenants and affect the Holder’s right to interest under this Debenture.

ARTICLE 9
ADMINISTRATIVE PROVISIONS

9.1                                 Transfer of Debentures.  The Company will keep a register of Debentures at its principal office with addresses and descriptions of the Holder and the registered holders of all other Debentures of this issue and particulars of the Debentures held by them respectively.  This Debenture shall be freely transferable by the Holder provided such transfer is in compliance with applicable federal and state securities laws.

9.2                                 Registered Holders.  The person in whose name this Debenture shall be registered shall be deemed and regarded as the owner and holder hereof for all purposes, and the payment to and/or receipt of any Holder for any Principal Sum or interest hereby evidenced shall be a good discharge of the Company for the same, and the Company shall not be bound to enter in the register notice of any trust or to enquire into the title of any Holder or to recognize any trust or equity affecting the title hereof save as ordered by some court of competent jurisdiction or as required by statute.

ARTICLE 10
MISCELLANEOUS

10.1                           Time.  Time shall be of the essence of this Debenture.

10.2                           Governing Law.  This Debenture shall be governed by, and construed in accordance with, the laws of the State of Colorado and the laws of the United States applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the State of Colorado.  The Company hereby irrevocably attorns to the jurisdiction of the Courts of the State of Colorado.

10.3                           Severability.  If any one or more of the provisions or parts thereof contained in this Debenture should be or become invalid, illegal or unenforceable, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, severable therefrom and the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed.

10.4                           Headings.  The headings of the articles, sections, subsections and clauses of this Debenture have been inserted for convenience and reference only and do not define, limit, alter or enlarge the meaning of any provision of this Debenture.

10.5                           Binding Effect.  This Debenture and all of its provisions shall enure to the benefit of the Holder, its successors and assigns, and shall be binding upon the Company and its successors and permitted assigns.  The expression the “Holder” as used herein shall include the Holder’s assigns whether immediate or derivative.

10.6                           Costs.  The Company shall pay to the Holder on demand all of the Holder’s reasonable costs, charges and expenses including, without limitation, legal fees on a solicitor and his own client basis in connection with the enforcement by any means of any provisions hereof or the exercise of any rights, powers or remedies hereunder.

ARTICLE 11
NOTICE

11.1                           Notices.  Any notice required or permitted to be given under any of this Debenture or any tender or delivery of documents may be given by personal delivery or by facsimile transmission to the parties at the following addresses:

(a)	to the Holder at:

(b)	to the Company at:

Identity Rehab Corporation
535 16th Street, Suite 820
Denver, CO 80202

Attention: Chief Executive Officer

Any notice or delivery shall be given as herein provided or to such other addresses or telecopier number or in care of such other person as a party may from time to time advise by notice in writing as aforesaid.  The date of receipt of such notice or delivery shall be the date of actual delivery to the address specified if delivered or the date of actual transmission to the telecopier number if telecopied, unless such date is not a Business Day, in which event the date of receipt shall be the next Business Day immediately following the date of such delivery or transmission.

IN WITNESS WHEREOF the Company has duly executed these presents as of the date first above by its duly authorized officer.

IDENTITY REHAB CORPORATION

Per:
Authorized Signatory

SCHEDULE “A”
CONVERSION FORM

TO:         Identity Rehab Corporation

The undersigned registered holder (the “Holder”) of the convertible debenture (the “Debenture”) represented by the within certificate hereby subscribes for Common Shares of Identity Rehab Corporation pursuant to such certificate on the terms specified in such certificate, which certificate is hereby surrendered to the Company and which will, upon due issuance of the Common Shares aforesaid, be null and void.

On the date hereof, the Holder owns                                  Common Shares of Identity Rehab Corporation

The Common Shares subscribed for will be issued as set forth below and will be mailed to the address set forth below.

Amount of Principal Sum to be Converted:

DATED this day of , 200 .

If subscriber is a Company:

By:
Name:
Title:

If subscriber is an individual:

Witness	Signature of Subscriber

Print below the name and address in full of the Person in whose name the Common Shares subscribed for are to be issued.  If the Common Shares subscribed for are to be issued to more than one person, similar information must be provided for each person, as well as the number of Common Shares to be issued to each. (If any of the Common Shares are to be issued to a person or persons other than the holder of the within Debenture certificate, the holder must pay to the Company all requisite taxes.)

Name:

Address:

Social Insurance Number	Postal Code

SCHEDULE “B”
TRANSFER FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to (name of transferee) US$                  (indicate principal amount of debentures being transferred) principal amount convertible debentures of Identity Rehab Corporation represented by certificate(s) no.                    (indicate number(s) of certificate(s) being transferred) and irrevocably constitutes and appoints                               (indicate name of transferee) attorney to transfer such debenture(s) on the securities register of Identity Rehab Corporation, with full power of substitution.

DATED:

IF TRANSFEROR IS A COMPANY:

by:

Name:

Title:

If transferor is an individual:

Witness	Signature of Transferor

Signature guaranteed:

The signature must be guaranteed by a member of a recognized stock exchange or other entity acceptable to Identity Rehab Corporation.